Exhibit 2.2

“***” = CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

RESTATED AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

This Restated Amendment No. 1 to Stock Purchase Agreement (this “Amendment”) effective as of December 11, 2009, is entered into by and among Health Net, Inc., a Delaware corporation (“Parent”), Health Net of the Northeast, Inc., a Delaware corporation (the “Seller”), Oxford Health Plans, LLC, a Delaware limited liability company (the “Buyer”), and UnitedHealth Group Incorporated, a Minnesota corporation (“UHG”).

WHEREAS, on July 20, 2009, Buyer, Seller, Parent, and, solely with respect to Section 8.16 thereof, UHG, entered into Stock Purchase Agreement (the “Purchase Agreement”), the terms of which are incorporated herein by reference and made a part hereof; and

WHEREAS, Buyer, Seller, Parent and UHG deem it in their best interests to amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, and intending to be legally bound hereby, the parties hereto agree that the Purchase Agreement shall be and hereby is amended as follows.

1. Defined Terms. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to them in the Purchase Agreement.

2. Amendment of Section 1.4(a)(iii)(G). Section 1.4(a)(iii)(G) shall be amended and replaced in its entirety with the following:

(G) “Net Business Payment Amount” means (1) all Membership Renewal Amounts previously paid (or calculated and not paid) by Buyer to Seller pursuant to Section 1.4(a)(ii), plus (2) the 2010 Estimated Medicare Revenue-Based Payment Amount paid (or calculated and not paid) by Buyer to Seller pursuant to Section 1.4(b)(iii)(A), plus (3) the 2010 Buyer Medicare Revenue True-Up Payment made (or calculated and not made) by Buyer to Seller pursuant to Section 1.4(b)(iii)(C)(1), if any, minus (4) the 2010 Seller Medicare Revenue True-Up Payment made (or calculated and not made) by Seller to Buyer pursuant to Section 1.4(b)(iii)(C)(2), if any, plus (5) the Medicaid Revenue-Based Payment Amount paid (or calculated and not paid) by Buyer to Seller pursuant to Section 1.4(c)(iv), if any.

3. Amendment of Section 1.4(b). Section 1.4(b) shall be deleted in its entirety and replaced with Section 1.4(b) as attached in Schedule 1 hereto.

4. Amendment of Section 1.4(e)(ii) and (iii). Sections 1.4(e)(ii) and (iii) shall be amended and replaced in their entirety with the following:

(ii) Notwithstanding Sections 1.4(d)(v) and 1.4(e)(i), in the event that all of the Administrative Services Agreements are terminated pursuant to their terms prior to the Transition Date (the date of such termination, the “ASA Termination Date”), (A) the Estimated Final Net Payment shall be equal to zero (0) for purposes of Section 1.4(d)(v)(E) and (F) and (B) neither Seller nor Buyer shall be obligated to make any remaining payments under Section 1.4(e)(i). In lieu thereof, however, no later than thirty (30) days after the ASA Termination Date, Seller, with the cooperation and assistance of Buyer, shall prepare or cause to be prepared an unaudited combined estimated income statement and estimated balance sheet for all of the Acquired Companies (the “Termination Date Combined Financial Statement”). The Termination Date Combined Financial Statement shall be for the period commencing on the first day following the last day of the period covered by any preceding Quarterly Combined Financial Statement for which a Quarterly Net Payment has been made (or, if no such payment has been made, the Closing Date) and ending on the ASA Termination Date. The Termination Date Combined Financial Statement shall be prepared based on the historical administrative costs of the Acquired Companies, as adjusted to take into consideration the wind-down of the Acquired Business as contemplated by the Transaction Documents. The Termination Date Combined Financial Statement shall include an actuarially determined provision for medical costs and loss adjustment expenses as of the ASA Termination Date for all claims through the winding up and running out period of the Acquired Business; provided, however, that the Termination Date Combined Financial Statement shall not include any reserves for Unreserved Claims or loss adjustment expenses related to such Unreserved Claims nor shall the Termination Date Combined Financial Statement include any reserves for loss adjustment expenses if the ASA Termination Date is the result of all of the Administrative Services Agreements terminating pursuant to Section 16.1, 16.2(b), 16.2(c) or 16.2(d) of each such Administrative Services Agreement (“Termination Date Loss Reserves”). The amount of such Termination Date Loss Reserves shall be calculated in accordance with GAAP, consistently applied in accordance with the accounting policies and practices used to prepare the unaudited combined financial statements of the Acquired Companies as of and for the year ended December 31, 2008, insofar as such accounting policies and practices are consistent with GAAP. Net income and net loss as reflected on the Termination Date Combined Financial Statement shall be determined in accordance with the last sentence of Section 1.4(e)(i). Seller shall promptly cause a copy of the Termination Date Combined Financial Statement to be delivered to Buyer within such thirty-day period, together with a calculation of the Quarterly Net Payment with respect to such period due from Buyer to Seller or from Seller to Buyer (the “Termination Date Net Payment”).

(iii) Intentionally Deleted.

5. Amendment of Section 1.4(e)(iv)(B). Section 1.4(e)(iv)(B) shall be amended and replaced in its entirety with the following:

(B) All of the other cash, cash equivalents and securities of the Acquired Companies (i.e., other than the cash and cash equivalents deemed to be included in the Buyer TNE Account) shall be segregated into the “Seller Commercial Account” which shall be adjusted for each Adjusted Tangible Net Equity Payment, payment of a Capital and Surplus Deficiency or payment under the last sentence of Section 1.4(d)(ii) made by Buyer as described above. All interest income, dividend income and realized capital gains or losses attributable to the securities deemed to be held in the Seller Commercial Account until the Transition Date shall be held for the benefit of Seller and thereafter for the benefit of Buyer.

6. Amendment of Section 1.4(e)(ix). Sections 1.4(e)(ix)(G), (H), (I), (J) and (K) shall be deleted and Section 1.4(e)(ix)(G), (H) and (I) shall be replaced in their entirety with the following:

(G) “2010 Medicare Profit (Loss)” means, with respect to the period commencing on the later of January 1, 2010 and the day after the Closing Date and ending on December 31, 2010, the amount of pre-tax income or pre-tax loss (calculated as revenues, less medical costs, less operating costs) of the Acquired Companies for such period attributable to the business conducted under the Medicare Revenue Contract, if any, and as reflected on the Quarterly Combined Financial Statements for the relevant period. For purposes of the foregoing, the operating costs corresponding to any pre-tax income or loss for a period during the 2010 Medicare Revenue Period shall equal the product of (x) the 2010 PMPM Amount, multiplied by (y) the average number of members under the Medicare Revenue Contract for the 2010 Medicare Revenue Period, multiplied by (z) the number of months (or portions thereof) during the relevant period (up to twelve (12)). Notwithstanding the foregoing, 2010 Medicare Profit (Loss) shall not include any favorable or unfavorable prior period development, risk adjustment factor developments or similar adjustments with respect to the Medicare Revenue Contract relating to any period prior to the later of January 1, 2010 and the day after the Closing Date.

(H) “2011 Buyer Non-Novated Medicare Profit (Loss)” means, with respect to the 2011 Medicare Revenue Period, either (1) if the 2011 Novation has occurred, an amount equal to zero (0) and (2) if the 2011 Novation has not occurred, the full amount of net income or loss (calculated as revenues, less medical costs, less operating costs, less imputed taxes (assuming a tax rate of thirty-five (35%)) of the Acquired Companies for such period attributable to the business conducted under the Medicare Revenue Contract, if any, and as reflected on the Quarterly Combined Financial Statements for the relevant period. For purposes of the foregoing, the operating costs corresponding to any net income or loss for a period during the 2011 Medicare Revenue Period shall equal the product of (x) the 2011 PMPM Amount, multiplied by (y) the average number of members under the Medicare Revenue Contract for the 2011 Medicare Revenue Period, multiplied by (z) the number of months (or portions thereof) during the relevant period (up to twelve (12)). Notwithstanding the foregoing, 2011 Buyer Non-Novated Medicare Profit (Loss) shall not include any favorable or unfavorable prior period development, risk adjustment factor developments or similar adjustments with respect to the Medicare Revenue Contract relating to any period prior to the later of January 1, 2010 and the day after the Closing Date.

(I) “2011 Seller Novated Medicare Profit (Loss)” means an amount equal to zero (0).

7. Amendment of Section 1.4(i). Sections 1.4(i) shall be amended and replaced in its entirety with the following:

(i) Statutory Minimum Payments. If, at any time between the Closing Date and the earlier of the Transition Date and the ASA Termination Date, the capital and surplus of any Acquired Company is less than the statutory minimum required under any applicable Laws or an applicable Governmental Entity notifies an Acquired Company in writing that it has determined that such Acquired Company has a capital and surplus deficiency (such deficiency, a “Capital and Surplus Deficiency”), Buyer shall provide written notice of such Capital and Surplus Deficiency to Parent. Promptly after Parent’s receipt of any written notice of a Capital and Surplus Deficiency from Buyer, but in no event later than the earliest of the dates that are (i) twenty (20) Business Days after the date of such notice, (ii) five (5) Business Days prior to the end of the applicable quarter or (iii) five (5) Business Days prior to the date upon which such Capital and Surplus Deficiency must be cured under applicable Law (as applicable, the “Contribution Date”), Parent shall deliver to Buyer an amount (the “Capital and Surplus Contribution Amount”) equal to (A) the amount of such Capital and Surplus Deficiency, minus (B) the Buyer Contribution Amount (as defined below). By the Contribution Date, Buyer shall also contribute to the applicable Acquired Company an amount (not to exceed the Capital and Surplus Deficiency) equal to the aggregate amount of cash or other assets withdrawn from the applicable Acquired Company by Buyer or its Affiliates in excess of the Adjusted Tangible Net Equity Payments made by Buyer at such date (the “Buyer Contribution Amount”). In the event that Parent does not deliver such Capital and Surplus Contribution Amount to Buyer within such time period, Buyer may, at its sole option, advance such Capital and Surplus Contribution Amount to the applicable Acquired Company and provide written notice of such advance to Parent, and Parent shall be liable to Buyer for the full Capital and Surplus Contribution Amount actually funded by Buyer.

8. Amendment of Section 1.5. The first paragraph of Section 1.5 shall be amended and replaced with the following:

Section 1.5 Dispute of Payment Amounts. Except with respect to disputes governed under Section 1.4(g), this Section 1.5 shall govern the resolution of any disputes between the parties with respect to (i) the preparation of the Initial Membership Statement, any Membership Renewal Statement, the 2010 Medicare Actual Income Statement, the Medicaid Statement of Revenues, the Closing Date Combined Balance Sheet, any Quarterly Combined Financial Statement, the Actual Final Combined Financial Statement, or the Termination Date Combined Financial Statement delivered pursuant to Section 1.4 and (ii) the calculations of the Membership Renewal Amount, the 2010 Actual Medicare Profit/Loss Amount, the 2010 Actual Medicare Revenue-Based Payment Amount, the Medicaid Revenue-Based Payment Amount, the Closing Adjusted Tangible Net Equity, the Second Anniversary Adjusted Tangible Net Equity Payment, the Quarterly Net Payments, the Actual Final Net Payment and the Termination Date Net Payment pursuant to Section 1.4 (each item under (i) or (ii), a “Calculation Statement”).

9. Amendment of Sections 1.4(e)(viii), 1.4(e)(ix)(D) and 1.4(g).

(a) References in Section 1.4(e)(viii) to Section 1.4(e)(vii) shall be replaced with references to Section 1.4(e)(viii). References in Section 1.4(e)(viii) to Schedule F shall be replaced with references to Schedule 4.6(b).

(b) References in Section 1.4(e)(ix)(D) or Section 1.4(g) to Section 1.4(f) shall be replaced with references to Section 1.4(g).

10. Amendments of Section 9.1.

(a) The definition of “Adjusted Tangible Net Equity Payments” in Section 9.1 shall be amended and replaced in its entirety with the following:

“Adjusted Tangible Net Equity Payments” means the Closing Adjusted Tangible Net Equity Amount, the First Anniversary Adjusted Tangible Net Equity Payment, the Second Anniversary Adjusted Tangible Net Equity Payment, and any Excess Adjusted Tangible Net Equity Payments.

(b) The following definition shall be added to Section 9.1 in appropriate alphabetical order:

“United” means, collectively, Oxford Health Insurance, Inc. and UnitedHealthcare Insurance Company.

(c) The definition of “Unreserved Claims” in Section 9.1 shall be amended and replaced in its entirety with the following:

“Unreserved Claims” means (i) claims attributable to the business under the NJ Medicaid Contract with occurrence dates after the Medicaid Transfer Date, if applicable, or, if Buyer has made the Buyer Medicaid Election, after June 30, 2010, (ii) claims attributable to the business under the Medicare Revenue Contract with occurrence dates after the Closing Date and through December 31, 2010, taking into account Seller’s entitlement to and liability for the 2010 Actual Medicare Profit/Loss Amount (except that from and after the time that the 2010 Actual Medicare Profit/Loss Amount has been paid in accordance with Section 1.4(b)(iii), it shall not be so taken into account), and (iii) claims attributable to the business under the Medicare Revenue Contract with occurrences dates on or after January 1, 2011.

11. No Further Amendment. Except as expressly amended hereby, the Purchase Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Purchase Agreement or any of the documents referred to therein.

12. Effect of Amendment. This Amendment shall form a part of the Purchase Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Purchase Agreement shall be deemed a reference to the Purchase Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

13. Counterparts. This Amendment may be executed via facsimile or portable data format (PDF) in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

14. Governing Law. The internal law, without regard to conflicts of laws principles, of the State of New York shall govern all questions concerning the construction, validity and interpretation of this Amendment and the performance of the obligations imposed by this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Buyer, Parent, Seller and UHG have caused this Amendment to be signed by their respective duly authorized officers as of the date first above written.

HEALTH NET, INC.

/s/ Jay M. Gellert
By:	Jay M. Gellert
Its:	President and Chief Executive Officer

HEALTH NET OF THE NORTHEAST, INC.

/s/ Paul Lambdin
By:	Paul Lambdin
Its:	President

OXFORD HEALTH PLANS, LLC

/s/ Jeffrey D. Alter
By:	Jeffrey D. Alter
Its:	President and Chief Executive Officer

UNITEDHEALTH GROUP INCORPORATED

/s/ G. Mike Mikan
By:	G. Mike Mikan
Its:	Executive Vice President and Chief Financial Officer

Schedule 1

Section 1.4(b)

(b) Medicare-Based Payments.

(i)	Certain Definitions. For purposes of this Section 1.4(b):

(A)	“2010 Actual Medicare GAAP Revenues” means the GAAP revenues for 2010 Medicare Revenue Period attributable to the Medicare Revenue Contract, as reflected on the 2010 Medicare Actual Income Statement.

(B)	“2010 Actual Medicare Profit/Loss Amount” means an amount equal to 50% of the pre-tax income or loss for the 2010 Medicare Revenue Period attributable to the Medicare Revenue Contract (up to a maximum pre-tax income or loss of *** such that the amount under this subparagraph (B) shall not be greater than *** of pre-tax income or loss) as reflected on the 2010 Medicare Actual Income Statement; provided that, such amounts shall be pro-rated based on the actual number of days commencing on the later of January 1, 2010 and the day after the Closing Date and ending on December 31, 2010 (up to 365). Notwithstanding the foregoing, 2010 Actual Medicare Profit/Loss Amount shall not include any favorable or unfavorable prior period development, risk adjustment factor developments or similar adjustments with respect to the Medicare Revenue Contract relating to any pre-Closing period or any period prior to January 1, 2010.

(C)	“2010 Actual Medicare Revenue-Based Payment Amount” means an amount equal to 6.75% of the 2010 Actual Medicare GAAP Revenues.

(D)	“2010 Estimated Medicare GAAP Revenues” means the GAAP revenues for 2010 Medicare Revenue Period attributable to the Medicare Revenue Contract, as reflected on the 2010 Medicare Estimated Income Statement.

(E)	“2010 Estimated Medicare Profit/Loss Amount” means an amount equal to 50% of the pre-tax income or loss for the 2010 Medicare Revenue Period attributable to the Medicare Revenue Contract (up to a maximum pre-tax income or loss of *** such that the amount under this subparagraph (E) shall not be greater than *** of pre-tax income or loss) as reflected on the 2010 Medicare Estimated Income Statement; provided that, such amounts shall be pro-rated based on the actual number of days commencing on the later of January 1, 2010 and the day after the Closing Date and ending on December 31, 2010 (up to 365). Notwithstanding the foregoing, 2010 Estimated Medicare Profit/Loss Amount shall not include any favorable or unfavorable prior period development, risk adjustment factor developments or similar adjustments with respect to the Medicare Revenue Contract relating to any pre-Closing period or any period prior to January 1, 2010.

(F)	“2010 Estimated Medicare Revenue-Based Payment Amount” shall mean an amount equal to 6.75% of the 2010 Estimated Medicare GAAP Revenues.

(G)	“2010 Medicare Actual Income Statement” means an income statement, including actual GAAP revenues, medical costs, 2010 Operating Costs and the corresponding pre-tax income or loss for the 2010 Medicare Revenue Period attributable to the Medicare Revenue Contract.

(H)	“2010 Medicare Estimated Income Statement” means an income statement, including projected GAAP revenues, medical costs, 2010 Operating Costs and the corresponding pre-tax income or loss for the 2010 Medicare Revenue Period attributable to the Medicare Revenue Contract.

(I)	“2010 Medicare Revenue Period” means the 12 month period ending on December 31, 2010.

(J)	“2010 Operating Costs” means an amount equal to the product of (1) the 2010 PMPM Amount, multiplied by (2) the average number of members under the Medicare Revenue Contract for the 2010 Medicare Revenue Period, multiplied by (3) twelve (12).

(K)	“2010 PMPM Amount” means *** per member per month of selling, general and administrative costs, which amount includes *** per member per month for product development, marketing and sales during 2010 for the 2011 fiscal year.

(L)	“2011 Medicare Revenue Period” means the 12-month period ending on December 31, 2011.

(M)	“2011 Operating Costs” means an amount equal to the product of (1) the 2011 PMPM Amount, multiplied by (2) the average number of members under the Medicare Revenue Contract for the 2011 Medicare Revenue Period, multiplied by (3) twelve (12).

(N)	“2011 PMPM Amount” means the amount per member per month of selling, general and administrative costs set forth in the 2011 Medicare Bid (including, for the avoidance of doubt, allocated overhead of Parent and its Subsidiaries to the extent the amount thereof has been calculated in a manner consistent with the cost allocation methodology of Parent, on an enterprise-wide basis, as of the date of submission of the 2011 Medicare Bid). The 2011 PMPM Amount shall be agreed upon in good faith by the parties based on the parameters set forth in this definition.

(O)	“Medicare Revenue Contract” means the Contract H0755, effective as of October 6, 2005, by and between CMS and Health Net of Connecticut (or any successor contracts thereto as the same may have been renewed prior to, in connection with or after the Closing).

(ii)	Closing Deliveries. No later than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer (A) the 2010 Medicare Estimated Income Statement and the calculations of the 2010 Estimated Medicare Revenue-Based Payment Amount and the 2010 Estimated Medicare Profit/Loss Amount, and (B) a certificate of a duly authorized officer of Seller certifying that the deliveries in clause (A) above have been prepared in good faith.

(iii)	Payments.

(A)	Subject to clause (E) below, Buyer shall pay to Seller an amount equal to the 2010 Estimated Medicare Revenue-Based Payment Amount.

(B)	No later than January 31, 2011, Seller shall deliver to Buyer the 2010 Medicare Actual Income Statement along with a calculation of the 2010 Actual Medicare Revenue-Based Payment Amount and the 2010 Actual Medicare Profit/Loss Amount and a certificate of a duly authorized officer of Seller certifying that such deliveries have been prepared in good faith.

(C)	With respect to the 2010 Actual Medicare Revenue-Based Payment Amount:

(1)	Subject to clause (E) below, if the 2010 Actual Medicare Revenue-Based Payment Amount is greater than the 2010 Estimated Medicare Revenue-Based Payment Amount, then Buyer will pay the difference between the two amounts to Seller (such amount, the “2010 Buyer Medicare Revenue True-Up Payment”).

(2)	Subject to clause (E) below, if the 2010 Estimated Medicare Revenue-Based Payment Amount is greater than the 2010 Actual Medicare Revenue-Based Payment Amount, then Seller will pay the difference between the two amounts to Buyer (such amount, the “2010 Seller Medicare Revenue True-Up Payment”).

(D)	With respect to the 2010 Actual Medicare Profit/Loss Amount:

(1)	If the 2010 Actual Medicare Profit/Loss Amount is greater than zero, Buyer will pay the amount of the 2010 Actual Medicare Profit/Loss Amount to Seller.

(2)	If the 2010 Actual Medicare Profit/Loss Amount is less than zero, then Seller will pay the absolute value of the 2010 Actual Medicare Profit/Loss Amount to Buyer.

(E)

Any 2010 Estimated Medicare Revenue-Based Payment Amount or 2010 Buyer Medicare Revenue True-Up Payment to be paid by Buyer to Seller pursuant to Section 1.4(b)(iii)(A) or Section 1.4(b)(iii)(C)(1) will be paid only to the extent that such payment would cause the Net Business Payment Amount to exceed the amount of the Initial Business Payment. Any 2010

Seller Medicare Revenue True-Up Payment to be paid by Seller to Buyer pursuant to Section 1.4(b)(iii)(C)(2) shall not be paid to the extent that such payment would cause the Net Business Payment Amount to be less than the amount of the Initial Business Payment.

(F)	Buyer shall use its best efforts to novate, assign or otherwise transfer the business operated under the Medicare Revenue Contract to a Legacy United Entity as of January 1, 2011 (a “2011 Novation”). In the event that a 2011 Novation does not occur, Buyer shall use commercially reasonable efforts to novate, assign or otherwise transfer the business operated under the Medicare Revenue Contract to a Legacy United Entity as of January 1, 2012. Unless the business operated under the Medicare Revenue Contract has been novated, assigned or otherwise transferred to a Legacy United Entity, Buyer shall not, and shall cause its Affiliates (including the Acquired Companies) not to, renew the Medicare Revenue Contract for any period commencing on or after January 1, 2012.

(G)	In the event that a 2011 Novation has not occurred, (1) Parent and Seller shall continue to administer the business related to the Medicare Revenue Contract pursuant to the applicable Administrative Services Agreements in accordance with the terms of the 2011 Medicare Bid, including, without limitation, the 2011 Operating Costs, and (2) Buyer shall prepare and submit the 2011 Medicare Bid and Seller agrees to cooperate with Buyer in the preparation and submission of such 2011 Medicare Bid. “2011 Medicare Bid” means the bid submitted to renew the Medicare Revenue Contract for the 2011 calendar year.

(H)	For the avoidance of doubt, other than the Medicare-based payments referred to in this Section 1.4(b)(iii), the parties acknowledge and agree that there shall be no other payments under this Agreement as consideration for the Medicare Revenue Contract.

(I)	For the avoidance of doubt, all net income or loss attributable to the Medicare Revenue Contract for the period commencing on the day after the Closing Date and ending on December 31, 2009 shall be included in the calculation of the Quarterly Net Payment for such period, including any favorable or unfavorable prior period development, risk adjustment factor developments or similar adjustments with respect to the Medicare Revenue Contract relating to any period prior to January 1, 2010.